Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration No. 333-140607

September 21, 2009

PROSPECTUS SUPPLEMENT NO. 2

26,092,046 SHARES OF COMMON STOCK

BIONOVO, INC.

This prospectus supplement amends the prospectus dated June 26, 2009 to allow certain stockholders or their pledgees, donees, transferees, or other successors in interest (the “Selling Stockholders”), to sell, from time to time, up to 26,092,046 shares of our common stock, including 5,142,858 shares of our common stock issuable upon the exercise of warrants which are held by the Selling Stockholders named in the prospectus.

We will not receive any proceeds from any such sale of these shares. To the extent any of the warrants are exercised for cash, if at all, we will receive the exercise price for those warrants.

This prospectus supplement is being filed to include the information set forth in the Current Report on Form 8-K filed on September 21, 2009, which is set forth below. This prospectus supplement should be read in conjunction with the prospectus dated June 26, 2009 and Prospectus Supplement No. 1 dated August 10, 2009, which are to be delivered with this prospectus supplement.

Our common stock is listed on The NASDAQ Capital Market under the ticker symbol “BNVI.” On September 18, 2009, the last reported sale price per share of our common stock was $0.85 per share.

Investing in our securities involves a high degree of risk. Before investing in any of our securities, you should read the discussion of material risks in investing in our common stock. See “Risk Factors” on page 3 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is September 21, 2009.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 21, 2009

 Date of Report (Date of earliest event reported)

BIONOVO, INC.

 (Exact Name of Registrant as Specified in Charter)

Delaware	001-33498	20-5526892
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)

5858 Horton Street, Suite 400, Emeryville, CA 94608

 (Address of Principal Executive Offices)  (Zip Code)

(510) 601-2000

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 15, 2009, we received a letter from The NASDAQ Stock Market stating that we were not in compliance with Nasdaq Listing Rule 5550(a)(2) because we failed to maintain a minimum bid price of $1.00 per share.  NASDAQ has granted us a period of 180 calendar days, or until March 15, 2010, to regain compliance.  If, at anytime before March 15, 2010, the bid price of our common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, NASDAQ has stated that it will provide us with written notification that compliance with the listing rule has been regained.

In the event we do not regain compliance with the listing rule prior to the expiration of the compliance period, we will receive written notification from NASDAQ that our securities are subject to delisting.  Alternatively, we may be eligible for an additional grace period if we meet NASDAQ Capital Market initial listing standards, with the exception of the bid price requirement.  If we meet the initial listing criteria, NASDAQ has stated that it will notify us that we have been granted an additional 180-day compliance period.

We intend to use our best efforts to regain compliance with NASDAQ's minimum bid requirement and expect that our shares will continue to be listed on The Nasdaq Capital Market during this process under the symbol “BNVI.”

A copy of the press release disclosing our receipt of the NASDAQ letter is attached hereto as Exhibit 99.1.

Item 9.01.        Financial Statements and Exhibits.

  (a)        Financial Statements of Business Acquired.

    Not applicable.

  (b)        Pro Forma Financial Information.

    Not applicable.

  (c)        Shell Company Transactions.

    Not applicable.

  (d)        Exhibits.

Exhibit
Number

99.1	Press release from Bionovo, Inc., dated September 21, 2009, entitled “Bionovo Notified by NASDAQ of Minimum Bid Price Deficiency”

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bionovo, Inc.

Date: September 21, 2009	By:	/s/ Isaac Cohen
Isaac Cohen
Chairman and Chief Executive Officer

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EXHIBIT INDEX

99.1	Press release from Bionovo, Inc., dated September 21, 2009, entitled “Bionovo Notified by NASDAQ of Minimum Bid Price Deficiency”